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Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into this March 10, 2004 between APAC Customer Services, Inc., an Illinois corporation (the "Company"), and Robert J. Keller (the "Executive").

        1.    Employment.    Subject to the terms and conditions provided in this Agreement, the Company hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Company, at will, for the period commencing on March 15, 2004 (the "Effective Date") and ending on the Date of Termination (defined below) (the "Employment Period").

        2.    Duties.

        (a)    Executive's Positions and Titles.    During the Employment Period, the Executive's position and title shall be President and Chief Executive Officer of the Company. He shall also be appointed a director of the Company, effective not sooner than the Effective Date, as soon as may be practicable on or after the date of this Agreement. Provided the Executive's employment with the Company has not previously been terminated, the Executive will be nominated for election to the Board of Directors at each subsequent annual meeting of stockholders during the Employment Period. If the Board of Directors determines, in accordance with the Company's By-Laws, to establish an Executive Committee, the Executive shall be appointed a member of such committee for such period as he is serving as a director of the Company.

        (b)    Executive's Duties.    The Executive shall report directly to the Board of Directors and all other employees of the Company shall report to the Executive or his designee and not directly to the Board of Directors. Throughout the Employment Period, the Executive's duties, responsibilities and authority shall include all of the duties, responsibilities, and authority normally performed by the President and Chief Executive Officer of the Company, with such additions thereto which are consistent with his position, responsibilities and authority hereunder, as the Board of Directors may, from time to time, in its discretion designate. The role and responsibilities of the Chairman of the Company shall be as set forth in the By-Laws of the Company in effect from time to time, and to mentor and counsel the Chief Executive Officer when and as the Chairman and Executive may agree.

        (c)    Full Time.    The Executive agrees to devote the Executive's full business time to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, the Executive may serve on civic or charitable boards or committees, participate in charitable, professional, educational, community or industry affairs and manage his and his family's personal investments and affairs to the extent such activities do not interfere with the performance of his duties and responsibilities. The Executive shall not invest in any business which directly competes with the Company, nor shall he engage in any outside business activity of any nature, including, but not limited to, activity as a consultant, agent, partner, officer or provider of business services of any nature, directly or indirectly to a corporation or other business enterprise, except as otherwise provided in this Agreement. Nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 2% of the stock of any corporation which does not directly compete with the Company and whose stock is listed on a national securities exchange or on the Nasdaq National Market system.

        3.    Compensation and Benefits.

        (a)    Base Salary.    During the Employment Period, the Executive shall receive a base salary ("Base Salary"), paid in accordance with the normal payroll practices of the Company (but not less frequently than monthly) at an annual rate of $400,000. The Base Salary shall be reviewed at least annually in accordance with the Company's policies and practices by action of the Board of Directors (or a committee thereof) and may be increased, but not decreased, from time to time by the Board of Directors. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the

Company hereunder and any such increased Base Salary thereafter shall be regarded as the Executive's "Base Salary" for all purposes under this Agreement.

        (b)    Incentive Bonus.    The Executive shall be eligible for an annual bonus throughout the Employment Period under the Company's 2004 Incentive Plan or under a successor annual incentive plan ("Annual Incentive Plan"), as may be in effect from time to time, in accordance with the Company's compensation practices. The Executive shall have a target annual bonus under the Annual Incentive Plan equal to 75% of his Base Salary and a maximum annual bonus equal to 150% of his Base Salary. The Executive's annual bonus, to the extent earned and payable, shall be paid (i) one-half in cash and (ii) one-half as a grant of restricted stock, or deferrable restricted stock units (in the discretion of the Board of Directors), having a face value equal to the amount of such portion of the annual bonus earned, vesting 50% on the date of grant and 50% on the first anniversary of the date of grant, and providing such other terms and provisions as the Board of Directors shall determine in its discretion; provided, however, that such other terms and provisions shall not impose additional vesting requirements, forfeiture provisions, or clawbacks on the restricted stock or deferrable restricted stock units other than as set forth in this Agreement.

        (c)    Participation in the Company's Stock Incentive Plans.    During the Employment Period, commencing with grants awarded on or after January 1, 2005, the Executive shall be entitled to participate in the Company's Second Amended and Restated 1995 Incentive Stock Plan (the "Stock Plan") and any successor or other of the Company's stock option and stock incentive programs in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company. The Executive shall be entitled to an annual award opportunity commensurate with award guidelines adopted by the Board of Directors and in effect from time to time; provided, the Executive's award opportunity for 2005 and thereafter shall be in accordance with award guidelines in effect on the Effective Date, subject to the sole discretion of the Board of Directors to modify or eliminate such guidelines for senior executives at any time and from time to time.

        (d)    Sign-On Equity Award.    On the Effective Date, the Executive shall be awarded an initial grant of ten (10) year-term options with respect to 400,000 shares of the common stock of the Company under the Stock Plan (the "Option"). The Option shall vest 100,000 shares on each of the first, second, third and fourth anniversaries of the Effective Date, subject to earlier vesting as provided in this Agreement or the Stock Option Agreement. The exercise price for the Option shall be the Fair Market Value (as defined in the Stock Plan) of such shares on the Effective Date. The Option is otherwise subject to the terms and conditions of the Stock Plan and shall be substantially in the form of Stock Option Agreement attached hereto as Exhibit A.

        (e)    Other Incentive Plans.    During the Employment Period, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs as may be in effect from time to time with respect to senior executives employed by the Company.

        (f)    Other Pension and Welfare Benefit Plans.    During the Employment Period, the Executive and the Executive's dependents, as the case may be, shall be eligible to participate in, subject to the terms and conditions thereof, all profit sharing, 401(k), medical and dental, disability, group or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of the Company as in effect from time to time with respect to senior executives employed by the Company.

        (g)    Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive on behalf of the Company in accordance with the policies and practices of the Company in effect from time to time with respect to senior executives employed by the Company.

        (h)    Fringe Benefits.    During the Employment Period, the Executive shall be entitled to such fringe benefits as are available to other senior executives of the Company in accordance with the policies of the Company as in effect from time to time with respect to senior executives employed by the Company. The Executive shall be designated as the lead member under the Company's membership in The Glen Club country club.

        (i)    Relocation.    The Executive shall be reimbursed for his reasonable physical moving and other reasonable relocation expenses in accordance with the Company's relocation policy for senior executives and such additions thereto, if any, as mutually agreed to by the Executive and the Board of Directors (or a committee thereof). The Company shall provide a special relocation benefit in accordance with the procedure and conditions set forth on Schedule 1, attached hereto. In addition, for a period commencing on the Effective Date and ending on the earlier of 120 days thereafter and the date of the Executive's relocation, the Company shall reimburse the Executive for the reasonable cost of the Executive's travel between the Executive's current residence and the Company's headquarters and the Company shall provide suitable temporary housing for the Executive's use when he is at the Company's headquarters plus living expenses, as mutually agreed to by the Executive and the Board of Directors (or a committee thereof). The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 3(i) (other than any profit resulting from any sale of the Executive's residence including any True-Up (as defined in Schedule 1)), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive.

        (j)    Vacation.    During the Employment Period, the Executive shall be entitled to take four (4) weeks of paid vacation annually, subject to the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company.

        4.    Termination.

        (a)    Disability.    The Company may terminate the Executive's employment, after having established the Executive's Disability, by giving to the Executive notice of such termination while the Executive remains disabled. For purposes of this Agreement, the Executive's "Disability" shall mean a "disability," as determined under the Company's long term disability benefit plan then in effect covering the Executive. The "Disability Effective Date" shall be the first date, on or following the date of such disability, as of which the Executive is entitled to payment of benefits under such long-term disability plan.

        (b)    By the Company With or Without Cause.    The Company may terminate the Executive's employment at any time with or without prior notice and with or without Cause. "Cause" means:

            (i)  the Executive's gross misconduct or gross negligence in the performance of the Executive's employment duties;

           (ii)  the willful disobedience by the Executive of the lawful directions received from the Board or of the established policies of the Company; or

         (iii)  the commission by the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.

        (c)    Termination by the Executive.    The Executive may at any time voluntarily terminate his employment effective upon at least sixty (60) days' prior notice to the Company; provided, upon the Executive's Notice of Termination (defined below), the Company may terminate the Executive's employment at any time thereafter, which shall not be treated as a termination "without Cause," and Executive shall be deemed to have resigned under this Section 4(c) and shall have a deemed Date of Termination (defined below) on the date sixty (60) days after the date of Executive's Notice of Termination.

        (d)    Change in Control.    The Executive shall enter into an Employment Security Agreement with the Company substantially in the form attached hereto as Exhibit B. In the event of the Company's involuntary termination of the Executive's employment without Cause during the Employment Period that is not covered by the Employment Security Agreement, then the terms of Section 5(b) of this Agreement shall govern.

        (e)    Notice of Termination.    Any termination of the Executive's employment by the Company for a Disability or for or without Cause or by the Executive for any reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination.

        (f)    Date of Termination.    "Date of Termination" means the date terminating the Executive's employment specified in the Notice of Termination; provided that, (i) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (ii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death; and (iii) if the Executive's employment is terminated by the Executive the Date of Termination shall be not less than sixty (60) days after the giving of the Notice of Termination.

        5.    Obligations of the Company upon Termination.    Other than as specifically set forth or referenced in this Agreement or the Employment Security Agreement, the Executive shall not be entitled to any payments or benefits, and the Company shall have no further obligation to the Executive hereunder, on or after the Date of Termination, except as provided under any welfare, retirement or other plan, policy or arrangement maintained by the Company in which the Executive is eligible to participate.

        (a)    Payment of Accrued Obligations.    If the Executive's employment is terminated due to death, Disability, by the Company for Cause or by the Executive for any reason, the Company shall pay the Executive all Accrued Obligations, and the Company shall have no further obligation to the Executive under this Agreement. For purposes of this Section 5(a), "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (i) the amount of Executive's Base Salary earned through the Date of Termination, at the annual rate in effect at the time Notice of Termination is given, to the extent not theretofore paid; (ii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive or payable to his beneficiaries as of the Date of Termination pursuant to the terms of the applicable Company plan or program to the extent not theretofore paid; (iii) any vested benefits in accordance with the provisions of any applicable Company retirement, welfare or other benefit plan, policy, arrangement or program; and (iv) any unpaid bonus earned with respect to any fiscal year ending on or preceding the Date of Termination.

        (b)    Without Cause.    Subject to Section 6 and the Executive's compliance with the covenants set forth in Section 7 below, if the Executive's employment is terminated by the Company other than due to Disability or Cause, then the Executive shall be entitled to the following benefits and payments in addition to his Accrued Obligations:

            (i)  The Executive shall be entitled to receive payment of an aggregate amount equal to his Base Salary, at the annual rate then in effect, for a period of twenty-four (24) months, payable in equal installments in accordance with Company's customary payroll practices for senior executives (but not less frequently than monthly) and subject to applicable tax withholding.

           (ii)  The Company shall reimburse the Executive for a period not to exceed twenty-four (24) months for payments by the Executive to exercise his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), to continue medical and dental coverages for the Executive and his covered dependents as such may be in effect from time to time under the Company's medical and dental plans.

         (iii)  The Executive shall be entitled to continuation of long term disability and life insurance benefits for a period of twenty-four (24) months after the Date of Termination provided that the long term disability benefit plan and the life insurance benefit plan, as the case may be, permit the Executive's continued participation; provided, if either such plan does not permit the Executive's continued participation after the Date of Termination and under such plan the Executive has a right to convert such benefit to an individual insurance contract or such plan provides a portability option to continue coverage as a former employee, then, if the Executive timely elects such conversion or portability option subject to the terms of such plan, the Company shall reimburse the Executive for the premiums incurred for such twenty-four (24) month period; provided further, the Executive shall have no right to a continuation of long term disability or life insurance coverage after the Date of Termination except as provided in the preceding provisions of this Section 5(b)(iii). Each of the benefits or reimbursements provided under this Section 5(b)(iii) shall cease at such time as the Executive becomes eligible for substantially similar or improved benefit or benefits from a subsequent employer.

          (iv)  The Company shall pay the Executive a pro rata annual bonus for the fiscal year in which the Date of Termination occurs, to the extent earned under the Annual Incentive Plan for such year (disregarding any condition thereunder for the Executive's continuing employment through the last day of the fiscal year), at such time as bonuses are paid to other senior executives of the Company. Such proration shall be based on the fraction the numerator of which is the number of days in which the Executive is employed by the Company during such fiscal year through the Date of Termination and the denominator of which is 365.

           (v)  All amounts and benefits payable under this Section 5(b) shall be in lieu of all other payments and benefits to which the Executive otherwise may be entitled under any severance plan, program or policy of the Company.

        (c)    No Mitigation.    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement and, except as set forth at Sections 5(b)(ii) and 5(b)(iii), such amounts shall not be reduced for any income or benefits that the Executive derives from employment or self-employment (or both) from any other source. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive.

        6.    General Release.    The Executive acknowledges and agrees that this Agreement, together with all Exhibits and Schedules and all award agreements evidencing equity grants or other awards under the Company's employee benefit plans, includes the entire agreement and understanding between the parties with regard to the Executive's employment, the termination thereof during the Employment Period, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. The Executive also acknowledges and agrees that the Executive's right to receive severance pay and other benefits pursuant to Section 5(b) of this Agreement is contingent upon the Executive's compliance with the covenants set forth in Section 7 of this Agreement and the Executive's execution and acceptance of the terms and conditions of, and the effectiveness of the General Release of All Claims (the "Release") attached hereto as Exhibit C. If the Executive fails to comply with the covenants set forth in Section 7 within ten (10) days of the Executive's receipt of written notice from the Company alleging that the Executive is breaching a covenant thereunder, or if the Executive fails to execute the Release within twenty-one (21) days of receipt of such Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Section 5(b) of this Agreement.

        7.    Executive's Covenants.

        (a)    Restrictive Covenants.    The Executive agrees that in order to protect the business interests of the Company, he shall, contemporaneously with his execution of this Agreement, execute the Agreement for the Protection of Company Interests attached hereto as Exhibit D.

        (b)    Cooperation.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party that relates to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Company shall be responsible for, and shall advance to the Executive, any reasonable expenses incurred or to be incurred by the Executive in connection with his furnishing information or cooperation with the Company under this Section.

        8.    Successors.

        (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption simultaneous with, or prior to, or as soon thereafter as may be reasonably practicable to, the occurrence of such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment with the Company (or any successor) and be entitled to the benefits and payments set forth in Section 5(b) as if his employment had been terminated by the Company without Cause. As used in the Agreement, Company shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        9.    Amendment; Waiver.    This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and by a duly authorized officer or director of the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

        10.    No Violations.    As a material inducement to the Company's willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company, nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

        11.    Survival.    Notwithstanding anything in this Agreement to the contrary, the obligations of the parties under Sections 5, 6 and 7 shall survive any termination of the Executive's employment.

        12.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement (including, without limitation, any of the agreements contained in the exhibits hereto) shall be settled exclusively by arbitration, conducted before a single arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

        13.    Attorney's Fees.

        (a)   In the event of any dispute arising or controversy under or in connection with this Agreement (including, without limitation, any of the agreements contained in the exhibits hereto) or the Executive's employment with the Company, if the arbitrator determines that either party has substantially prevailed on the issues brought by such party in the arbitration, the other party shall, upon presentment of appropriate documentation pay or reimburse the substantially prevailing party for all reasonable legal and other professional fees, costs of arbitration and other reasonable expenses incurred in connection therewith by the substantially prevailing party.

        (b)   The Company shall promptly pay the Executive's reasonable costs of entering into this Agreement, including the reasonable fees and expenses of his counsel and other professionals, up to a maximum of US $25,000 (based on such counsel's and professionals' standard hourly rates).

        14.    Indemnification.    The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent provided to senior officers and directors and as permitted by law and under the Company's Articles of Incorporation and its By-laws, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages.

        15.    Liability Insurance.    The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Period of Employment, in the same amount and to the same extent during the Period of Employment as the Company covers its other officers and directors, and after the Period of Employment in the same amount and to the same extent as the Company covers its other former officers and former directors.

        16.    Miscellaneous.

        (a)   The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        (b)   All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; or by guaranteed overnight delivery service; shall be deemed delivered upon actual receipt in the case of hand delivery or three business days after the date deposited in the mail or the first business day following the date of deposit if delivered by guaranteed overnight delivery; and shall be addressed as follows:

    If to the Company:

      APAC Customer Services, Inc.
      Six Parkway North
      Fourth Floor
      Deerfield, Illinois 60015

      Attention: General Counsel

    With a copy to:

      APAC Customer Services, Inc.
      Six Parkway North
      Fourth Floor
      Deerfield, Illinois 60015

      Attention: Chairman, Compensation Committee

    If to the Executive:

      At the last residence address for the Executive listed on the Company's payroll records.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

        (c)   If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

        (d)   This Agreement shall be governed under the internal laws of the State of Illinois without regard to its conflicts of law principles.

        (e)   This Agreement, together with all Exhibits and Schedules,s represents the entire agreement and understanding between the Company and the Executive and supersedes all other agreements, written or oral, relating to the subject matter contained herein. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, now existing or hereafter adopted or amended, the provisions of this Agreement shall control.

        (f)    All compensation paid or provided to the Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

        (g)   The Company and the Executive acknowledge that this Agreement was the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

        (h)   This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

        IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.

EXECUTIVE:
/s/ ROBERT J. KELLER Robert J. Keller
COMPANY: APAC Customer Services, Inc., an Illinois corporation
By:	/s/ THOMAS M. COLLINS
	Its:	Chairman, Compensation Committee

SCHEDULE 1

Special Relocation Benefit

        The Company shall guarantee to the Executive the sale of his current personal residence (including any other buildings and structures) and the land thereon (collectively, the "premises") located at 7418 Floranada Way, Delray Beach, Florida subject to the following terms and conditions:

        1.     The Company shall obtain at its sole expense, with the Executive's assistance and cooperation, three appraisals of the fair market value of the premises, performed by qualified independent appraisers (who are not real estate agents, brokers or other similar professionals) familiar with the Delray Beach residential real estate market. For this purpose, "fair market value" means the price that a willing buyer would pay and a willing seller would accept, neither such party being under any compulsion to buy or sell and both such parties being fully informed of all material facts regarding the residence and sale thereof. The appraised fair market value under the three such appraisals shall be averaged and, such average shall be the "Average Appraised Value;" provided, any such appraisal providing for a fair market value that is more than 20% or less than 80% of the fair market value determined under either of the other two appraisals shall be disregarded (and if two such appraisals are so disregarded, then two further appraisals shall be obtained in their stead).

        2.     The Company shall obtain at its sole expense, with the Executive's assistance and cooperation, a physical inspection of the premises, to ascertain that the condition of the structure of the residence and premises, and all mechanical, electrical and plumbing systems (including any septic system) (as well as for radon, environmental contamination, lead-based paint, as determined in the discretion of the Company). The Company shall obtain at its sole expense, with the Executive's assistance and cooperation, a current title report of the premises. The Company's obligations under this Schedule 1 shall be subject to receipt of a report of physical inspection that discloses no defects and that all such structure and systems are sound and in good working order, and a title report that shows no encumbrances on title (other than easements for utilities), unless promptly remedied by the Executive (which shall postpone the commencement of the 90-day marketing period below until remedied). As of the date of this Agreement, Executive represents that to his knowledge there are no defects to the physical condition of the premises and further represents that there is no encumbrance on title to the premises, that Executive has not disclosed to the Company in writing.

        3.     Commencing on the date that the Company approves, in writing, the condition of the premises and title, which approval shall not be unreasonably withheld, the Executive shall use his best efforts to prepare and maintain the premises for marketing in the most positive light and shall then actively list and market the residence for sale for a period of not less than 90 days (and for such further period as the Company and the Executive may agree) with a real estate agent selected by the Executive and approved by the Company (which approval shall not be unreasonably withheld) at a listing price of not more than 15% in excess of the Average Appraised Value. During such 90-day period, the Executive shall promptly deliver to the Company all bona fide purchase offers that he receives and shall accept any such offer for an amount at least equal to the Average Appraised Value (without reduction for any broker's fees). The Company, in its sole discretion, may direct the Executive to accept any such offers for an amount less than the Average Appraised Value, provided that the Company shall pay to the Executive at closing an amount (the "True-Up"), in cash, equal to the difference between the Average Appraised Value and the amount offered by such bona fide purchaser.

        4.     If the Executive shall not have received a bona fide offer to purchase the premises for an amount equal to or exceeding the Average Appraised Value at any time through the last day of the 90-day listing period, and subject to a restatement of Executive's representations at such time in accordance with Paragraph 2 hereof and that any defects have been cured by the Executive, then the Company shall purchase, or shall cause a third-party relocation company to purchase (in the Company's discretion), the premises from the Executive for an all cash purchase price (prior to reduction for broker's fees and prior to standard applicable closing costs and prorations) equal to the Average Appraised Value. The parties shall cooperate to close such sale as soon as reasonably possible. The Executive shall be responsible for payment of all taxes and government fees and the cost of title insurance and the Company shall be responsible for all other customary closing costs. The Company's obligations under this Paragraph 4 shall be subject to the Executive's continued employment with the Company from the Effective Date through the last day of the 90-day listing period.

EXHIBIT A

Agreement Number:

APAC Customer Services, Inc.
Stock Option Agreement

        This Agreement is entered into and made effective as of March 15, 2004 by and between APAC Customer Services, Inc., an Illinois corporation (the "Company"), and Robert J. Keller (the "Optionee").

        W I T N E S S E T H:

WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to encourage and enable the Optionee to acquire or increase his or her proprietary interest in the Company by granting the Optionee an option to purchase common stock of the Company, par value of $.01 per share ("Shares"), as authorized under the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan (the "Plan"); and

        WHEREAS, the Optionee and the Company have entered into an Employment Agreement ("Employment Agreement") and an Employment Security Agreement ("Employment Security Agreement") effective March 15, 2004.

        NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Company and Optionee hereby agree as follows:

        1.    Grant of Option.    Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Optionee a nonqualified stock option to purchase all or part of 400,000 Shares of the Company (the "Option") at a per share purchase price of $    , effective as of March 15, 2004 (the "Grant Date"). The Option shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986.

        2.    Time of Exercise.

        (a)   Except as provided below in this paragraph, from and after March 15, 2004, as long as the Optionee continues to be an employee of the Company or of one of its subsidiaries, the Option shall become exercisable, to a maximum cumulative extent, in accordance with the following schedule:

Exercise Date	Cumulative Number of Shares
On or after 1st anniversary of Grant Date	25% of Shares
On or after 2nd anniversary of Grant Date	50% of Shares
On or after 3rd anniversary of Grant Date	75% of Shares
On or after 4th anniversary of the Grant Date	100% of Shares

Notwithstanding the foregoing, the Option may not be exercised for fractional Shares and the Option may not be exercised for less than 100 Shares at a time, unless it is for the balance of the Shares available under the Option.

The exercisability of the Option shall not be affected by leaves of absence approved in writing by the Board of Directors of the Company or by any change of employment, so long as the Optionee continues to be an employee of the Company or of one of its subsidiaries.

        (b)   Notwithstanding paragraph 2(a), the following provisions shall govern:

          (i)    Disability, Death or Termination Other Than With Cause.    If the Optionee's employment is terminated due to "Disability" (defined below in paragraph 4), death or by the Company other than "With Cause" (defined below in paragraph 4), the exercisability of the Option shall accelerate and the Option shall become exercisable, to a maximum cumulative extent, in accordance with the following schedule:

Termination Date	Cumulative Number of Shares
On or after Grant Date, but before 1st anniversary of Grant Date	25% of Shares
On or after 1st anniversary of Grant Date, but before 2nd anniversary of Grant Date	50% of Shares
On or after 2nd anniversary of Grant Date, but before 3rd anniversary of Grant Date	75% of Shares
On or after 3rd anniversary of Grant Date	100% of Shares

          (ii)    Change in Control.    If a "Change in Control" (defined below in paragraph 4) occurs while the Optionee is employed with the Company or one of its subsidiaries, to the extent that the Option is then not exercisable, its exercisability shall accelerate as to fifty percent (50%) of the previously unexercisable portion, and the Option shall thereafter become additionally exercisable (if at all) to the extent it would have been exercisable without such acceleration.

          (iii)    Termination After Change in Control.    If the Optionee's employment terminates for "Good Reason" (defined below in paragraph 4) or by the Company other than With Cause, within twelve (12) months following a Change in Control, the Option shall become exercisable with respect to all Shares covered by the Option.

        3.    Term of Option.    Except as provided below, the term of the Option shall be for a ten (10) year period, beginning on the Grant Date and ending on March 15, 2014 (the "Expiration Date").

        (a)    Termination With Cause.    If the Company terminates the Optionee's employment With Cause, the Option shall expire immediately and all rights to purchase Shares hereunder shall cease.

        (b)    Disability or Death.    If the Optionee's employment with the Company or one of its subsidiaries terminates due to the Optionee's Disability or death, the Option shall expire one year after the date of such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.

        (c)    Other Termination.    If the Optionee's employment with the Company or one of its subsidiaries terminates for any reason other than "Retirement" (defined below in paragraph 4), Disability, death, or With Cause, the Option shall expire 90 days after such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.

        (d)    Retirement.    If the Optionee's employment with the Company or one of its subsidiaries terminates as a result of Retirement, the Option shall expire 180 days after such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.

        Notwithstanding the foregoing provisions of this paragraph 3, in no event may the Option be exercised later than the Expiration Date.

        4.    Definitions.    For purposes of this Agreement, the following definitions shall apply:

        (a)   A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or

2

resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) pursuant to the Exchange Act. Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the "Schwartz Entities") do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the Company's voting securities while it is a public company, then "33 1/3%" shall be substituted for "50%" in clauses (i) and (v) of the first sentence of this paragraph, and "66 2/3%" shall be substituted for "50%" in clause (ii) of the first sentence of this paragraph.

        (b)   "Disability" shall have the meaning set forth in Optionee's Employment Agreement.

        (c)   "Good Reason" shall have the meaning set forth in Optionee's Employment Security Agreement.

        (d)   "Retirement" shall mean "normal retirement age" pursuant to the qualified 401(k) plan of the Company.

        (e)   Termination "With Cause" shall have the meaning set forth in Optionee's Employment Agreement.

        5.    Method of Exercise.

        (a)   The Option may be exercised only by delivering written notice to the Treasurer of the Company. Contemporaneously with such delivery, the Optionee shall tender the full purchase price of the Shares by any of the following methods or combination thereof:

            (i)  A certified or cashier's check payable to the order of the Company;

           (ii)  Certificates of Shares of the Company that have been held by the Optionee for at least (6) six months (or such other period as may be required to avoid a charge to earnings for financial reporting purposes) that have a fair market value equal to such purchase price or the portion thereof so paid on the date of exercise, or delivery by the Optionee of a written attestation of the same; and/or

          (iii)  A copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of Shares equal to the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. Exercise of the Option pursuant to this subparagraph (a)(iii) shall be subject to compliance with federal and state securities laws and trading policies established by the Company and applicable to the Optionee.

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        (b)   In addition to tendering payment, the Optionee (or the purchaser under paragraph 7 below) shall furnish such other documents or representations (including, without limitation, representations as to the intention of the Optionee, or the purchaser under paragraph 7 below, to acquire Shares for investment) as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the Option.

        6.    Repayment of Option Gain.    Subject to the provisions of a Restricted Stock Purchase Agreement, if applicable pursuant to paragraph 5(b)(i), which shall apply with respect to the Shares subject thereto, (i) if the Company terminates the Optionee's employment With Cause during the six month period after the Optionee's exercise of all or any portion of the Option, or (ii) if the Optionee violates any promise, covenant, or agreement relating to (A) restrictions on the Optionee's ability to compete with the Company or solicit its customers or employees; or (B) the Optionee's duty to keep information about the Company confidential, prior to or during the six month period after the Optionee exercises all or any portion of the Option, then the Company may rescind the Optionee's exercise of the Option within two years of the exercise. In the event of such rescission, the Optionee shall pay to the Company, with respect to each Share purchased pursuant to the Option, an amount equal to the excess of the Fair Market Value of such Share on the date of exercise over the per share purchase price of such Share, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to a right of set-off against any amount owed to the Optionee by the Company.

        7.    Non-Transferability; Death.    The Option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by him. If the Optionee dies while in the employ of the Company or of one of its subsidiaries, the Option may be exercised during the period described above in paragraph 3(b) (but in no event later than the Expiration Date) by his estate or the person to whom the Option passes by will or the laws of descent and distribution, but only to the extent that the Optionee could have exercised the Option on the date of his death as determined above under paragraph 2. Notwithstanding the foregoing, the Option may be transferred to members of the Optionee's immediate family (which for purposes of this Option shall be limited to the Optionee's spouse, children and grandchildren), or to one or more trusts for the benefit of the Optionee's family members (as defined above) or to one or more partnerships in which such family members and/or trusts are the only partners.

        8.    Registration.    Any Shares issued pursuant to the Optionee's exercise of the Option hereunder shall be Shares that are listed on the NASDAQ National Market or other nationally recognized stock exchange, and registered under the Securities Act of 1933, as amended.

        9.    Adjustments.

        (a)   If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares hereunder and the per share purchase price shall be adjusted so that the total net value of the Option shall not be changed.

        (b)   In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), subject to the terms of the Plan, the Optionee shall have the right thereafter and during the term of the Option (subject however to all of the terms and conditions set forth herein), to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which might have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the

4

Acquisition. The term "Acquisition Consideration" shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Share upon consummation of an Acquisition.

        10.    Subject to Plan.    The Option is subject to all of the terms and conditions set forth in the Plan. Any capitalized terms not defined herein shall be subject to the definitions set forth in the Plan. This Agreement hereby incorporates the Plan by reference. In the event that the Agreement is silent on any term or condition that is contained in the Plan, such term or condition shall be governed by and administered in accordance with the terms and conditions of the Plan. In the event of any discrepancy between the express terms and conditions of this Agreement and those of the Plan, the terms and conditions of the Plan shall control.

        11.    Administration and Interpretation.    The Compensation Committee of the Board of Directors of the Company (the "Committee") shall administer and interpret the terms and provisions of this Agreement. Any interpretation and construction by the Committee of any term or provision of the Plan, this Agreement, or other matters related to the Plan shall be final, conclusive and binding upon the Optionee and his or her heirs.

        12.    Enforceability.    This Agreement shall be binding upon the Optionee and his estate, assignee, transferee, personal representative and beneficiaries.

        13.    Governing Law; Severability.    This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois. If any one provision of this Agreement shall be determined invalid or unenforceable, such determination shall have no effect on the remaining provisions.

        14.    Withholding.    The Company shall have the right to require, prior to the issuance or delivery of any Shares hereunder, payment by the Optionee of any federal, state or local income taxes required by law to be withheld upon the exercise of all or any part of the Option. The Company may, in its discretion and subject to such rules as it may adopt as are necessary to prevent the withholding from being subject to Section 16(b) of the Exchange Act, permit the Optionee to satisfy any tax withholding obligation associated with the exercise of the Option, in whole or in part, by electing to have the Company withhold from the Shares otherwise deliverable as a result of such exercise Shares having a value (based on their fair market value on the date of delivery) equal to the amount required to be withheld.

        15.    No Employment Rights.    Nothing contained herein shall confer upon the Optionee any right to continue in the employ of the Company or any of it subsidiaries, or to interfere with or limit the right of the Company or of such subsidiary to terminate the Optionee's employment at any time.

        16.    Shareholders Rights.    The Optionee or other person or entity exercising the Option shall have no rights as a shareholder of record of the Company with respect to Shares issuable upon the exercise of the Option until such Shares have been issued.

        17.    Entire Agreement.    This Agreement contains the entire understanding of the Company and the Optionee with respect to the terms of the Option granted hereunder, and shall not be modified or amended on or after the Grant Date, except in writing, signed by both parties. A waiver by either party under this Agreement shall not be deemed to be a waiver of any later default.

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        18.    Notices.    All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:

APAC Customer Services, Inc. Six Parkway North Center Fourth Floor Deerfield, IL 60015 Attn: General Counsel

        All notices to the Optionee shall be sent to the Optionee's last known address on the Company's records, or such other address as the Optionee may furnish to the Company.

        19.    Reaffirmation of Agreement Protecting Company Interests.    As additional consideration for the Company granting the Option, the Optionee reaffirms the terms and conditions of the Optionee's Agreement Protecting Company Interests.

*    *    *

        IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on the date first above written.

APAC Customer Services, Inc.
By:
Its:
Optionee:
Robert J. Keller

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EXHIBIT B

EMPLOYMENT SECURITY AGREEMENT

        This Employment Security Agreement (the "Agreement") is entered into this                        , 2004, effective March 15, 2004, by and between APAC Customer Services, Inc. (the "Employer") and Robert J. Keller (the "Executive").

W I T N E S S E T H:

        WHEREAS, the Executive is currently employed by the Employer as its President and Chief Executive Officer; and

        WHEREAS, in the event of a change in control of the Employer, the Employer desires to provide certain security to the Employer and the Executive, and to retain the Executive's continued devotion of the Executive's business time and attention to the Employer's affairs; and

        WHEREAS, the Executive and the Employer desire to enter into this Agreement, which sets forth the terms of the security the Employer is providing the Executive with respect to the Executive's employment in the event of a change in control of the Employer;

        NOW, THEREFORE, in consideration of the mutual convenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

        1.    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

  (a)
  "Base Salary" shall mean the higher of the Executive's annual base salary at the rate in effect on (i) the date of a Change in Control, or (ii) the date the Executive's Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder.

  (b)
  "Bonus" shall mean the bonus based on the Executive's Base Salary that is payable to the Executive under the Employer's annual incentive bonus plan, as in effect from time to time or under a successor annual incentive plan, at the target payout level in effect on the date the Executive's Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder or on the date of a Change in Control, whichever produces a greater result.

  (c)
  "Cause" shall have the meaning set forth in the Employment Agreement.

  (d)
  "Change in Control" shall mean any of the following events:

              (i)  A tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer;

             (ii)  The Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation;

            (iii)  The Employer shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;

            (iv)  As the result of, or in connection with, any contested election for the Board of Directors of the Employer, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto; or

             (v)  A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the Employer, shall acquire more than 50% of the outstanding voting securities of the Employer (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

    Notwithstanding the foregoing, (A) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Employer, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the "Schwartz Entities") do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (B) if the Schwartz Entities control, directly or indirectly, less than twenty-seven (27%) percent of the Employer's voting securities while it is a public company, then "33 1/3%" shall be substituted for "50%" in clauses (i) and (v) of this Paragraph 2(d), and "66 2/3%" shall be substituted for "50%" in clause (ii) of this Paragraph 2(d).

  (e)
  "Disability" shall have the meaning set forth in the Employment Agreement.

  (f)
  "Employment" shall mean being in the employ of the Employer.

  (g)
  "Employment Agreement" shall mean the written agreement between the Executive and the Employer, effective March 15, 2004, covering the terms and conditions of Executive's employment with the Employer.

  (h)
  "Good Reason" shall exist if, after notice by the Executive to the Employer and a fifteen (15) day opportunity by the Employer to cure (during which it does not cure the condition):

              (i)  The principal place of work (not including regular business travel) is relocated by more than fifty (50) miles;

             (ii)  The Executive's duties, responsibilities, authority or reporting lines as an executive employee are materially reduced or diminished from those in effect immediately prior to a Change in Control without the Executive's written consent, the Executive's title is diminished from that which exists immediately prior to a Change in Control (it being acknowledged that, in the event of a transaction in which the Company is acquired, directly or indirectly, by another entity in such manner that the Company is no longer a "reporting company" under the Exchange Act based on its common stock being publicly traded, it shall be Good Reason if the Executive does not become the Chief Executive Officer of the ultimate parent entity) or the Executive is assigned duties and responsibilities materially inconsistent with the positions held by the Executive immediately prior to the Change in Control;

            (iii)  The compensation received by the Executive is reduced in the aggregate;

            (iv)  A determination is made by the Executive in good faith that as a result of the Change in Control, and a change in circumstances thereafter, significantly affecting his position he is unable to carry out the authorities, powers, functions or duties attached to his position;

             (v)  The Employer violates the material terms of this Agreement, or the Employment Agreement, if any; or

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            (vi)  There is a liquidation, dissolution, consolidation or merger of the Employer or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed (either by operation of law or otherwise) all duties and obligations of the Employer under this Agreement and any Employment Agreement, if any.

        2.     Term. The term of this Agreement shall be the period commencing on the effective date first set forth above and terminating on the date the Executive's employment with the Employer is terminated; provided that, if the Executive's employment is terminated following a Change in Control under the circumstances described in Paragraph 3, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.

        3.     Benefits Upon Termination of Employment. If (i) the Employer terminates the Executive's Employment without Cause coincident with or at any time within 12 months following a Change in Control; or (ii) the Executive terminates the Executive's Employment by resignation due to an event constituting Good Reason that occurs coincident with or at any time within 12 months following a Change in Control; or (iii) the Employer terminates the Executive's Employment without Cause within 6 months prior to, and in anticipation of, a Change in Control which actually occurs, the Executive shall be entitled to receive the following:

  (a)
  Severance Pay.    The Employer shall pay to the Executive an amount equal to 36 months of the Executive's Base Salary and three (3) times the Executive's Bonus. Payment shall be made in a lump sum within thirty (30) days after termination of the Executive's Employment.

  (b)
  Stock Options.    To the extent the Executive has any outstanding option or options to purchase common stock of the Employer as of the date of the Change in Control, the exercisability of such options shall be determined in accordance with the terms of the Employer's stock option plan then in effect, and/or a written agreement entered into by the Employer and the Executive, which covers the terms and conditions of the exercise of such option or options.

  (c)
  Health Benefits.    The Employer shall provide to the Executive, the Executive's spouse or beneficiary continued medical, dental, life, disability coverages and such other benefits as provided under any other welfare plans or programs in which he participated immediately prior to his termination for a period of 36 months on the same basis as provided to other employees as of the date of termination. Following such period, the Employer shall make available to such persons any benefit continuation or conversion of rights otherwise provided at the time an employee's employment terminates (without offset for the coverage provided pursuant to the previous sentence), under the Employer's established welfare plans.

Notwithstanding anything in this Agreement to the contrary, to the extent that the Employment Agreement, if any, or such other written agreement between the Executive and the Employer, expressly covers the terms of severance payable, if any, and such other benefits available to the Executive upon termination of his Employment following a Change in Control, such Employment Agreement or other agreement shall govern and supersede the terms of this Agreement if such severance payable or other benefits are more favorable to the Executive than those provided in this Agreement

  4.
  No Setoff.

  (a)
  The payments and benefits made or provided to the Executive, the Executive's spouse or other beneficiary under this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive or the Executive's spouse or other beneficiary for any debt or obligation of the Executive or the Executive's spouse or other beneficiary to the Employer.

  (b)
  The Executive shall have no duty to seek employment following termination of Employment or otherwise to mitigate damages. The amounts or benefits payable or available to the

3

    Executive, the Executive's spouse or other beneficiary under this Agreement shall not be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.

        5.     Existing Rights. Any payments and benefits under this Agreement are in lieu of benefits to which the Executive may be entitled under any severance plan or policy of the Employer, but are in addition to any other benefits due to the Executive, the Executive's spouse or other beneficiaries from the Employer, including, but not limited to, payments under any other welfare or retirement plan maintained by the Employer in which the Executive is or was eligible to participate. No provision in this Agreement shall be construed to reduce or impair the Executive's rights and benefits under such welfare or retirement plans.

        6.     Other Termination.

  (a)
  Termination Before Change in Control.    Except as otherwise provided in Paragraph 3, if the Executive's Employment is terminated for any reason before a Change in Control, severance payments and benefits, if any, due to the Executive shall be determined under the Employer's severance plans or policies then in effect, and/or the Executive's Employment Agreement, if any. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

  (b)
  Termination for Cause or Without Good Reason.    If, following a Change in Control, (i) the Executive's Employment is terminated for Cause by the Board of Directors in accordance with the provisions of the Executive's Employment Agreement, or (ii) the Executive terminates the Executive's Employment without Good Reason, the Executive shall receive the payments and benefits, if any, due to the Executive under the Executive's Employment Agreement. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

  (c)
  Death or Disability.    If, following a Change in Control, the Executive's Employment is terminated by reason of death or Disability in accordance with the provisions of the Executive's Employment Agreement, the Executive, the Executive's spouse or other beneficiary, as the case may be, shall receive the payments and benefits, if any, due to the Executive under the Executive's Employment Agreement. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

        7.     Section 280G.    Notwithstanding any provision of this Agreement to the contrary, in the event that:

  (a)
  The aggregate payments or benefits to be made or afforded to the Executive under the this Agreement or from the Company in any other manner (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code, or any successor thereto, and

  (b)
  If such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the

4

    Executive's "base amount," as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. Termination Benefits shall be reduced as provided above, with the allocation of such reduction to be as mutually agreed between the Executive and the Employer or, in the event the parties cannot agree, in the following order: (1) any lump sum severance based on a multiple of Base Salary or Bonus, (2) other cash amounts payable to the Executive, (3) any benefits valued as parachute payments and (4) acceleration of vesting of any equity. The application of said Section 280G, and the allocation of the reduction required by this Paragraph, shall be determined by the Company's auditors, at the Company's expense, which shall provide detailed supporting calculations to the Executive at his request. If the Company's auditors determine that Termination Benefits must be reduced pursuant to this Paragraph, it shall furnish the Executive with a written opinion to such effect.

        8.     Beneficiaries.    If the Executive is entitled to payments and benefits under the circumstances described above in Paragraph 3, but dies before all amounts payable and benefits available thereunder have been paid or provided, the remaining payments and benefits shall be made or provided to the Executive's surviving spouse, if any, or other beneficiary designated in a writing delivered to the Employer (and in such form as is prescribed by the Employer). If the Executive has no surviving spouse, and has not designated a beneficiary, the remaining payments shall be made to the Executive's estate.

        9.     Full Satisfaction; Waiver and Release.    As a condition to receiving the payments and benefits hereunder, the Executive shall execute and accept the terms and conditions of, and the effectiveness of the General Release of All Claims attached to the Executive's Employment Agreement as Exhibit C.

        10.   Assignment.    Except as provided above in Paragraph 8, the Employer may not assign this Agreement, or any rights, duties or obligations hereunder, except that the Employer's rights, duties, and obligations shall be binding obligations of any successor, as provided in Paragraph 1(h)(vi). No interest of the Executive (or the Executive's spouse or other beneficiary) nor any right to receive any payment or distribution hereunder shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive (or the Executive's spouse or other beneficiary), including claims for alimony, child support, separate maintenance and claims in bankruptcy.

        11.   Source of Payment.    The rights created under this Agreement are unfunded promises to provide severance pay and other benefits described herein in the event of the termination of the Executive's employment under the circumstances described above in Paragraph 3. The Employer shall not segregate assets for purposes of payment for any amounts due hereunder, nor shall any provision contained herein be interpreted to require the Employer to segregate assets for purposes of providing payment of any benefit hereunder. The Executive, the Executive's spouse, or other beneficiary shall not have any interest in or right against any specific assets of the Employer, and any rights shall be limited to those of a general unsecured creditor.

        12.   Miscellaneous.

  (a)
  Entire Agreement; Amendment.    This Agreement contains the entire Agreement and understanding between the Employer and the Executive and, except as to prior agreements as indicated in Paragraph 3 herein, supersedes all other agreements, written or oral, relating to the payment of severance or any other benefit in the event of a Termination of Employment Without Cause or with Good Reason in the event of a Change of Control, as described

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    herein. Any amendment or modification of the terms of this Agreement must be in writing and signed by the Employer and the Executive to have any binding effect upon the parties.

  (b)
  Applicable Law.    Except to the extent preempted by federal law, this Agreement is governed by, and shall be construed and interpreted in accordance with the substantive laws of the State of Illinois, not including the choice of law provisions thereof.

  (c)
  No Employment Rights.    Nothing contained herein shall be construed to confer upon the Executive any right to continue in the employment of the Employer, or to limit the right of the Employer to terminate the Executive's employment at any time, with or without Cause, subject to the Executive's rights hereunder with respect to such termination.

  (d)
  Notices.    All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:
APAC Customer Services, Inc. Six Parkway North Center Fourth Floor Deerfield, IL 60015 Attention: General Counsel

    All notices to the Executive shall be sent to the Executive's last known address on the Company's records, or such other address as the Executive may furnish to the Company.

  (e)
  Severability.    If any provision contained herein shall be found invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

  (f)
  Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.

  (g)
  Headings.    The headings and subheadings contained in this Agreement are provided solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of any provision of this Agreement.

*    *    *

        IN WITNESS WHEREOF, the Executive and the Employer have executed this Agreement as of the date and year first set forth above.

APAC CUSTOMER SERVICES, INC.
By:
EXECUTIVE
Robert J. Keller

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EXHIBIT C

GENERAL RELEASE
OF ALL CLAIMS

        1.     For valuable consideration, the adequacy of which is hereby acknowledged, the Executive hereby knowingly and voluntarily releases, indemnifies, and forever discharges APAC Customer Services, Inc. (the "Company") and the Company's subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, partners, employees and attorneys in their official capacity acting on behalf of the Company, and each of their predecessors, successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company or its subsidiaries or affiliates (collectively, "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, attorney's fees, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which the Executive or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever in connection with, or in any way related to or arising out of, the Executive's employment or termination of employment with the Company, whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, even if such act or omission is found to have been an intentional act or omission, or a negligent act or omission by the Releasees, from the beginning of time to the date of this General Release of All Claims.

        2.     The Executive's release of Releasees hereunder includes, without limitation, any rights or claims arising out of or relating in any way to the Executive's employment by or separation from the Company or otherwise relating to any of the Releasees, or arising under any state or federal statute or regulation including, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act of 1988, the Illinois Human Rights Act, the Family and Medical Leave Act of 1993, each as amended, any state antidiscrimination law, any state wage and hour law, any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and the Executive, and any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. The Executive further represents that he has not, and never will, institute against the Company or any of the Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any claim or cause of action of any type, arising or which may have existed at any time prior to the effective date of the General Release of All Claims that is released by the General Release of All Claims. If Employee does institute such a claim, he agrees to pay the reasonable costs incurred by the Company or any of the Releasees in defending such action, including reasonable attorneys' fees, experts' fees and costs.

        3.     The Executive represents and warrants that, to the knowledge of the Executive, there is no reasonable basis for any third party to assert any claim against the Releasees acting in their capacities under any federal, state or local law, including a breach of any applicable duty under common law. The Executive further represents and warrants that, to the knowledge of the Executive, there are no claims, actions, suits, investigations or proceedings threatened against the Releasees under any federal, state or local law, including a breach of any applicable duty under common law. The Executive further represents and warrants that, to the knowledge of the Executive, there is no reasonable basis for the Company or its subsidiaries or affiliates to assert any claim against the Executive for violation of any federal, state, or local law, or breach of any applicable duty under common law.

        4.     The Executive represents that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement. The Executive represents that he understands and agrees that he has the right to have this Agreement and, specifically, the Executive's Release, reviewed by an attorney of the Executive's choice and that he has in fact reviewed this Agreement and, specifically, the Executive's Release, with an attorney of his choice. The Executive further represents that he read and understood each and every provision in this Agreement and that he had the opportunity to consult with an attorney of his choice regarding the effect of each and every provision of this Agreement.

        5.     The Executive acknowledges that the Company has advised the Executive that the Executive has twenty-one (21) days in which to consider whether the Executive should sign this Release and has advised the Executive that if the Executive signs this Release, the Executive has seven (7) days following the date on which the Executive signs the Release to revoke it and that the Release will not be effective until after this seven (7) day period had lapsed.

        6.     The Executive acknowledges that (i) the Executive is receiving consideration under the Employment Agreement for his release in addition to anything of value to which is already entitled and (ii) the Company is not entering into this Agreement because it believes that the Executive has any cognizable legal claim against the Releasees. The Executive acknowledges and agrees that the purpose of this Agreement is to provide him with further assistance in the transition of his employment status, while at the same time protecting the Releasees from the expense and disruption which are often incurred in defending against even a groundless lawsuit.

        7.     The Executive represents that he understands and agrees that the Company is under no obligation to offer him this Agreement, that the Executive is under no obligation to consent to the Executive's Release, and that the Executive has entered into this Agreement freely and voluntarily with complete understanding of all relevant facts, and that this Agreement and the Executive's Release are fair, adequate and reasonable.

        8.     The Executive acknowledges and agrees that, anything to the contrary in the General Release of All Claims notwithstanding, the restrictive covenants set forth at Section 7 of the Executive's Employment Agreement with the Company (the "Employment Agreement") shall remain in effect between the Company and the Executive and are hereby made a part hereof and incorporated herein in their entirety by reference.

        9.     The Executive agrees that he will fully cooperate in any claims, litigation or other legal actions in which the Company or its subsidiaries or affiliates may become involved. Such cooperation shall include the Executive making himself available, upon the request of the Company and at the Company's expense, for depositions, court appearances and interviews by Company's counsel. To the maximum extent permitted by law, the Executive agrees that he will notify the Board of Directors, in care of the Chairman of the Board, if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries or affiliates or by any agent or attorney of such person.

        10.   Notwithstanding any other provision of this General Release of All Claims to the contrary, this release does not apply: (i) to any rights or claims which arise after the execution of this Agreement, including the Executive's rights under the provisions of the Employment Agreement which survive termination of employment; (ii) to any rights or claims with respect to indemnification and directors and officers liability insurance coverage provided to the Executive pursuant to the Employment Agreement; (iii) to any rights or claims to benefits due under any Company employee benefit plan or program; or (iv) the Executive's rights as a stockholder.

        11.   The provisions of this General Release of All Claims are severable, and if any part of it is found to be unenforceable, the other Sections shall remain fully valid and enforceable. This General Release of All Claims shall be construed in accordance with its fair meaning and in accordance with the laws of the state of Illinois, without regard to conflicts of laws principles thereof.

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        PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	, 20
Executive:
Company: APAC Customer Services, Inc.
By:
Its:

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EXHIBIT D

AGREEMENT PROTECTING
COMPANY INTERESTS

Employee's Last Name	First Name	Middle Initial
Keller	Robert	J.

        In order for APAC Customer Services, Inc. (hereinafter referred to as the "Company") to maintain a competitive edge, the Company must protect its confidential information and customer relationships.

        Therefore, as a condition of employment with the Company, I agree as follows:

DEFINITIONS

1.
"Confidential Information" means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the Company's marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, and client information, including client needs, contacts, particular projects, particularized needs and preferences and contract cycles.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

2.
I will not disclose or use any Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, until such time as the information becomes known to the public through no fault of mine, except in furtherance of my duties and obligations for the Company. The foregoing shall not apply to Confidential Information that I am required to disclose by applicable law, regulation or legal process.

RETURN OF COMPANY PROPERTY

3.
All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request.

NON-SOLICITATION OF CLIENTS

4.
During my employment with the Company and for two (2) years after termination of employment with the Company for any reason, I shall not, directly or indirectly, arrange for or provide outsourced business services, including inbound, outbound and interactive telephone and web based services, or any other services provided to clients on behalf of the Company, to any client of the Company with whom I had direct contact in the course of my employment with the Company or about whom I learned Confidential Information as a result of my employment with the Company, nor will I solicit, induce, or attempt to induce such clients to: (a) stop doing business with or through the Company, or (b) do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to those provided by the Company.

NON-SOLICITATION OF EMPLOYEES

5.
For two (2) years following termination of my employment with the Company for any reason, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company, other than clerical employees or my personal secretary, to terminate his/her employment with the Company, nor will I hire or assist in the hiring of any such employee by any firm or entity of which I am an employee, owner, partner or consultant.

NON-COMPETITION COVENANT

6.
During my employment with the Company and for two (2) years after termination of my employment with the Company for any reason, I shall not consult with, be employed by or be affiliated with any business that offers outsourced business services, including inbound, outbound and interactive telephone and web based services, or any other services offered by the Company during my employment, in any geographic area or market in which the Company does business, because to do so would inevitably involve the use or disclosure by me of Company trade secrets and other Confidential Information.

SEVERABILITY/MODIFICATION

7.
If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision should be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

GOVERNING LAW

8.
This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois without regard to its conflict of law provisions. I agree to submit to the personal jurisdiction of any state or federal court in Illinois and consent to service of process in connection with any action arising out of this Agreement.

ASSIGNMENT

9.
The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the Company.

NO EFFECT ON TERM OF EMPLOYMENT

10.
Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

IRREPARABLE HARM

11.
I agree that irreparable harm would result from my breach or threatened breach of this Agreement, and money damages would not provide adequate relief. I agree that the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining me from committing or continuing any breach without the Company posting a bond. I further agree that I will be liable for the amount of reasonable attorney's fees incurred by the Company if the Company retains a lawyer to protect its rights under this Agreement.

ENTIRE AGREEMENT

12.
I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom

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  the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

EMPLOYEE
Signature of Employee
Date
APAC Customer Services, Inc.
By
Date

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EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D